UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT

TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED

PURSUANT TO RULE 13d-2(b)

(Amendment No. 3) (1)

Echo Healthcare Acquisition Corp.

(Name of Issuer)

Common Stock, $0.0001 Par Value

(Title of Class of Securities)

27876C107

(CUSIP Number)

January 8, 2008

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☒	Rule 13d-1(c)
☐	Rule 13d-1(d)

(1) The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (the “Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

CUSIP No. 27876C107		Page 2 of 8 Pages

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) David M. Knott

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 2,201,103

	6.	Shared Voting Power 124,971

	7.	Sole Dispositive Power 2,353,035

	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,353,035

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 9.8%

12.	Type of Reporting Person (See Instructions) IN

CUSIP No. 27876C107		Page 3 of 8 Pages

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Dorset Management Corporation 11-2873658

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 2,201,103

	6.	Shared Voting Power 124,971

	7.	Sole Dispositive Power 2,353,035

	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,353,035

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 9.8%

12.	Type of Reporting Person (See Instructions) CO

CUSIP No. 27876C107		Page 4 of 8 Pages

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Knott Partners, L.P. 11-2835793

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 733,179

	6.	Shared Voting Power 0

	7.	Sole Dispositive Power 733,179

	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 733,179

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 3.1%

12.	Type of Reporting Person (See Instructions) CO

CUSIP No. 27876C107		Page 5 of 8 Pages

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Knott Partners Offshore Master Fund, L.P. 41-2221142

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 998,586

	6.	Shared Voting Power 0

	7.	Sole Dispositive Power 998,586

	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 998,586

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 4.2%

12.	Type of Reporting Person (See Instructions) CO

CUSIP No. 27876C107		Page 6 of 8 Pages

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Shoshone Partners, L.P. 05-0521400

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 462,026

	6.	Shared Voting Power 0

	7.	Sole Dispositive Power 462,026

	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 462,026

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 2.0%

12.	Type of Reporting Person (See Instructions) CO

Item 1.
	(a)	Name of Issuer
	(b)	Address of Issuer’s Principal Executive Offices

Item 2.
	(a)	Name of Person(s) Filing David M. Knott; Dorset Management Corporation; Knott Partners, L.P.; Knott Partners Offshore Master Fund, L.P.; Shoshone Partners, L.P.
	(b)	Address of Principal Business Office or, if none, Residence
	(c)	Citizenship
	(d)	Title of Class of Securities
	(e)	CUSIP Number

Item 3.	If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:
	(a)	☐	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).
	(b)	☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).
	(c)	☐	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).
	(d)	☐	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).
	(e)	☐	An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);
	(f)	☐	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);
	(g)	☐	A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G);
	(h)	☐	A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
	(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
	(j)	☐	Group, in accordance with §240.13d-1(b)(1)(ii)(J).

Item 4.	Ownership David M. Knott; Dorset Management Corporation; Knott Partners, L.P.; Knott Partners Offshore Master Fund, L.P.; and Shoshone Partners, L.P. See Rows 5 through 9 and 11 on pages 2-6.

This statement also reflects the fact that as of the date hereof the following Reporting Persons have ceased to be the beneficial owner of more than twenty percent of the class of securities, as reported on Rows 5 through 9 and 11 on pages 2-3:

David M. Knott and Dorset Management Corporation.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

	(a)	Amount beneficially owned:
	(b)	Percent of class:
	(c)	Number of shares as to which the person has:
		(i)	Sole power to vote or to direct the vote
		(ii)	Shared power to vote or to direct the vote
		(iii)	Sole power to dispose or to direct the disposition of

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(iv) Shared power to dispose or to direct the disposition of
Item 5.	Ownership of Five Percent or Less of a Class

This statement is being filed to report the fact that as of the date hereof the following Reporting Persons have ceased to be the beneficial owner of more than five percent of the class of securities, as reported on Rows 5 through 9 and 11 on pages 4-6:

Knott Partners, L.P.; Knott Partners Offshore Master Fund, L.P.; and Shoshone Partners, LP.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

Item 8.	Identification and Classification of Members of the Group

Item 9.	Notice of Dissolution of Group

Item 10.	Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

January 16, 2008
Date
/s/ David M. Knott
Signature

DORSET MANAGEMENT CORPORATION

By:	/s/ David M. Knott
David M. Knott, President

Knott Partners, L.P.
Knott Partners Offshore Master Fund, L.P.
SHOSHONE Partners, L.P.

By: Knott Partners Management, LLC,
as General Partner

By:	/s/ David M. Knott
David M. Knott, as managing member

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